Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

SCBT FINANCIAL CORPORATION,

and

PEOPLES BANCORPORATION, INC.

Dated as of  December 19, 2011

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	6.9(a)
Affiliate	3.25(a)
Agreement	Preamble
Alternative Transaction	6.9(b)
Articles of Merger	1.2
Balance Sheet	3.7
Bank Merger	1.9
Bank Merger Certificates	1.9
BCA	1.1
Business Day	9.9
Cancelled Shares	1.7(d)
Certificates	2.2(a)
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company Articles of Incorporation	3.1(a)
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3(b)
Company Bylaws	3.1(a)
Company Common Stock	1.7(b)
Company Indemnified Party	6.7(a)
Company Intellectual Property	3.21(a)
Company Policies	3.19
Company Regulatory Agreement	3.15
Company Restricted Shares	1.8(b)
Company SEC Documents	3.5(b)
Company Series T Preferred Stock	1.7(c)(i)
Company Series W Preferred Stock	1.7(c)(ii)
Company Shareholders Meeting	6.3(b)
Company Stock Plan	9.9
Company Subsidiaries	3.1(b)
Company Subsidiary	3.1(b)
Confidentiality Agreement	9.9
Controlled Group Liability	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	3.17
Disclosure Schedule	Article III
Dissenting Shareholder	1.7(f)
Dissenting Shares	1.7(f)
EESA	3.11(l)
Effective Time	1.2
End Date	9.9
Environmental Laws	3.18(a)
ERISA	3.11(a)
ERISA Affiliate	9.9
Exchange Act	4.7(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.7(b)
FDIC	3.1(a)
Federal Reserve	3.5
Form S-4	6.3(a)
Formal Agreement	3.15
GAAP	3.6(a)
Governmental Entity	3.4
Holders	2.2(a)
Intellectual Property	3.21(d)
IRS	3.10(k)
Knowledge	9.9
Law	9.9
Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.2(a)
Lien	3.1(b)
Loan Documentation	3.24(a)
Loan Tape	3.24(b)
Loans	3.24(a)
Material Adverse Effect	9.9
Material Contract	3.14(a)
Materially Burdensome Regulatory Condition	6.1(a)
Maximum Amount	6.7(c)
Merger	Recitals
Merger Consideration	1.7(b)
Multiemployer Plan	3.11(g)
Multiple Employer Plan	3.11(g)
NASDAQ	3.4
Obligor	3.24(a)
OCC	3.4
Owned Real Property	3.20(a)
Parent	Preamble
Parent Bank	1.9
Parent Capitalization Date	4.2

INDEX OF DEFINED TERMS

Section

Parent Common Stock	1.7(a)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	9.9
Parent Options	4.2
Parent Preferred Stock	1.7(c)(i)
Parent SEC Reports	4.7(b)
Parent Series A Preferred Stock	1.7(c)(i)
Parent Series B Preferred Stock	1.7(c)(ii)
Parent Share Value	9.9
parties	9.9
party	9.9
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Proxy Statement	6.3(a)
Qualified Plans	3.11(e)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5(a)
Regulatory Approvals	6.1(a)
Reports	3.5(a)
Representative	6.9(a)
Requisite Shareholder Approval	3.3(a)
Sarbanes-Oxley Act	3.6(d)
SEC	4.7(b)
Securities Act	3.2
Series T Preferred Consideration	1.7(c)(i)
Series W Preferred Consideration	1.7(c)(ii)
State Board	3.4(g)
Subsidiary	3.1(b)
Subsidiary Plan of Merger	1.9
Surviving Corporation	Recitals
Tax	9.9
Tax Return	9.9
Taxes	9.9
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Voting and Support Agreement	Recitals
Voting and Support Agreements	Recitals
Voting Debt	3.2

v

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”), dated as of December 19, 2011, by and between Peoples Bancorporation, Inc., a South Carolina corporation (“Company”) and SCBT Financial Corporation, a South Carolina corporation (“Parent”).  Certain capitalized terms have the meanings given to such terms in Article I.

RECITALS

A.            WHEREAS, the boards of directors of Company and Parent have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

B.            WHEREAS, the parties intend that for federal income Tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

C.            WHEREAS, each of those shareholders of Company set forth on Schedule A hereto  has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and, collectively, the “Voting and Support Agreements”) in connection with the Merger; and

D.            WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the South Carolina Business Corporation Act of 1988, as amended (the “BCA”), at the Effective Time, Company shall merge with and into Parent.  Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of South Carolina.  As of the Effective Time, the separate corporate existence of Company shall cease.

1.2           Effective Time.  The Merger shall become effective upon filing on the Closing Date of the Articles of Merger (as set forth in Section 33-11-105 of the BCA, the “Articles of

Merger”), executed in accordance with the relevant provisions of the BCA, with the Secretary of State of the State of South Carolina.  The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3           Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII), or such other date as mutually agreed to by the parties (the “Closing Date”).

1.4           Articles of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers.  At the Effective Time, the articles of incorporation and bylaws of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.  The directors and officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.5           Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

1.6           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the BCA.

1.7           Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any of the following securities:

(a)           No Effect on Parent Common Stock.  Each share of the common stock, par value $2.50 per share, of Parent (the “Parent Common Stock”) outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)           Conversion of Company Common Stock.  Each share of the common stock, par value $1.11 per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(f), be converted into the right to receive 0.1413 shares (the “Exchange Ratio”), subject to adjustment in accordance with Section 1.7(e), of validly issued, fully paid and nonassessable shares of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.2(f), the “Merger Consideration”).

(c)           Conversion of Company Preferred Stock.

(i)            Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series T, stated liquidation amount $1,000 per share, of Company (the “Company Series T Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series T Preferred Stock to be cancelled in accordance with Section 1.7(d)) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article I, one share (the “Series T Preferred Consideration”) of preferred stock, par value $0.01 per share, of Parent (the “Parent Preferred Stock”) to be designated, prior to the Closing Date, as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share (the “Parent Series A Preferred Stock”) and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Company Series T Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Series T Preferred Stock immediately prior to such conversion, taken as a whole; provided that the voting powers of the Parent Series A Preferred Stock shall be substantially the same as the voting powers of the Company Series T Preferred Stock.

(ii)           Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series W, stated liquidation amount $1,000 per share, of Company (the “Company Series W Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series W Preferred Stock to be cancelled in accordance with Section 1.7(d)) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article I, one share (the “Series W Preferred Consideration”) of Parent Preferred Stock to be designated, prior to the Closing Date, as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, stated liquidation amount $1,000 per share (the “Parent Series B Preferred Stock”) and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Company Series W Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Series W Preferred Stock immediately prior to such conversion, taken as a whole; provided that the voting powers of the Parent Series B Preferred Stock shall be substantially the same as the voting powers of the Company Series W Preferred Stock.

(d)           Cancellation of Certain Shares of Company Stock.  All shares of Company Common Stock, Company Series T Preferred Stock and Company Series W Preferred Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(e)           Adjustments to Prevent Dilution.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Series T Preferred Consideration and the Series W Preferred Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(f)            Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, payment of the fair value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the BCA (a “Dissenting Shareholder”) shall not be converted into the right to receive the Merger Consideration.  For purposes of this Agreement, “Dissenting Shares” means any shares of Company Common Stock as to which a Dissenting Shareholder has properly exercised a demand for payment of fair value pursuant to Chapter 13 of the BCA.  At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist.  No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to demand payment of the fair value of its Dissenting Shares under the BCA, and any Dissenting Shareholder shall be entitled to receive only the payment contemplated by Chapter 13 of the BCA with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration.  Company shall give Parent (a) prompt notice of any written demands for payment of the fair value of Dissenting Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to shareholders’ demands for payment of fair value and (b) the opportunity to direct all negotiations and proceedings with respect to demands for payment of the fair value of Dissenting Shares under the BCA.  Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair value of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.8           Company Options and Other Equity-Based Awards of Company.

(a)           Company Options.  As of the Effective Time, notwithstanding anything to the contrary in any Company Stock Plan or in any individual award agreement, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (collectively, the “Company Options”), whether vested or unvested, shall be converted into an obligation of Parent to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any rights in respect of the Company Options, cash in an amount equal to the product of (A) the applicable Black-Scholes Amount (as defined below) and (B) the number of shares of Company Common Stock subject to such Company Option, less any income or employment tax withholding required under the Code or any provision of applicable Law.  The amount determined in accordance with the foregoing shall be paid to the applicable holder of a Company Option as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date.  For purposes hereof, the “Black-Scholes Amount” shall mean the amount determined by an accounting firm selected by Parent and reasonably acceptable to Company with respect to each Company Option granted on a particular day at a particular price pursuant to the Black-Scholes valuation methodology consistently applied and based on the assumptions set forth in Section 1.8(a) of the Parent Disclosure Schedule.

(b)           Company Restricted Shares.  As of the Effective Time, each restricted share of Company Common Stock to be issued upon vesting of an award granted under a Company Stock Plan prior to the date of this Agreement that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of all restrictions as of the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Restricted Share in accordance with Section 1.7(b).

(c)           Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 1.8.

1.9           Bank Merger.  Immediately following the Merger, each of the Subsidiaries of Company ((i) The Peoples National Bank, a national banking association and a wholly owned subsidiary of Company, (ii) Bank of Anderson, N.A., a national banking association and a wholly owned subsidiary of Company, and (iii) Seneca National Bank, a national banking association and a wholly owned subsidiary of Company), will merge (the “Bank Merger”) with and into SCBT, N.A., a national banking association and a wholly owned subsidiary of Parent (“Parent Bank”).  Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “SCBT, N.A.”, and, following the Bank Merger, the separate corporate existence of each Subsidiary of Company shall cease.  The parties agree that the Bank Merger shall become effective simultaneously with the Effective Time.  The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Parent in consultation with Company (the “Subsidiary Plan of Merger”).  In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (x) Company shall cause each of its Subsidiaries to approve the Subsidiary Plan of Merger, Company, as the sole shareholder of each of its Subsidiaries, shall approve the Subsidiary Plan of Merger and Company shall cause the Subsidiary Plan of Merger to be duly executed by each of its Subsidiaries and delivered to Parent and (y) Parent shall cause Parent Bank to approve the Subsidiary Plan of Merger, Parent, as the sole shareholder of Parent Bank, shall approve the

Subsidiary Plan of Merger and Parent shall cause Parent Bank to duly execute and deliver the Subsidiary Plan of Merger to Company. Prior to the Effective Time, Company shall cause each of its Subsidiaries, and Parent shall cause Parent Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) simultaneously with the Effective Time.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1           Deposit of Merger Consideration.  Promptly after the Effective Time, Parent shall make available to a bank or trust company selected by Parent and reasonably acceptable to Company (the “Exchange Agent”) pursuant to an agreement entered into prior to the Closing (the “Exchange Agent Agreement”), for exchange in accordance with this Article II (a) the number of shares of Parent Common Stock sufficient to deliver aggregate Merger Consideration and (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (collectively, the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.2           Delivery of Merger Consideration.

(a)           As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (collectively, the “Holders”) of certificates representing shares of Company Common Stock (“Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be reasonably prescribed by the Exchange Agent and Parent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

(b)           Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s).  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

(c)           No dividends or other distributions with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the portion of the Merger Consideration represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock portion of the Merger Consideration issuable with respect to such Certificate.

(d)           In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any portion of the Merger Consideration such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent that the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e)           After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.7 and the procedures set forth in this Article II.

(f)            Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 1.7.  The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent.  Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)           In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(i)            Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of the Parent Common Stock portion of the Merger Consideration into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of the cash in lieu of fractional shares of Parent Common Stock.

(j)            In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to Article I and Article II as are necessary or appropriate to implement the same purpose and effect that Article I and Article II have with respect to shares of Company Common Stock that are represented by Certificates.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Company delivered herewith (the “Disclosure Schedule”) (provided that each exception set forth in the Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Company prior to the date hereof and on or after the date on which Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows:

3.1           Corporate Organization.

(a)           Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization.  The deposit accounts of each Company Subsidiary are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Company or a Company Subsidiary when due.  Each Company Subsidiary is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.  Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  True and complete copies of the Company’s Articles of Incorporation, as amended (the “Company Articles of Incorporation”), and bylaws (the “Company Bylaws”), and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each Company Subsidiary, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Parent.  Neither Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Company Subsidiary, as applicable.

(b)           Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each a “Company Subsidiary” and collectively the “Company Subsidiaries”).  Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable, except as provided by 12 U.S.C. Section 55, and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto.  Except for its interests in the Company Subsidiaries and their ownership of stock of the Federal Reserve Bank of Richmond, the Federal Home Loan Bank of Atlanta, the Federal Home Loan Mortgage Corporation, and Community Bankers Bank, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

3.2           Capitalization.  The authorized capital stock of Company consists of 15,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, 12,660 of which are designated as Company Series T Preferred Stock and 634 of which are designated as Company Series W Preferred Stock.  As of the date of this Agreement, there are (a) 7,021,563 shares of Company Common Stock issued and outstanding, (b) 136,510 shares of Company Common Stock reserved for issuance upon the exercise of Company Options, (c) 84,000 shares of Company Stock reserved for issuance upon the vesting of awards of Company Restricted Shares, (d) 12,660 shares of Company Series T Preferred Stock issued and outstanding, (e) 633 shares of Company Series W Preferred Stock issued and outstanding and (f) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Company, nor any trust preferred or subordinated debt securities of Company, are issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”), any such securities.  Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.  Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the vesting of each Company Restricted Share and the exercise of each Company Option outstanding as of the date of this Agreement and the holder, exercise price and vesting schedule, as applicable, for each such Company Restricted Share and Company Option.  Other than the Company Options or Company Restricted Shares, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

3.3           Authority; No Violation.

(a)           Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly approved by the board of directors of Company, the board of directors of Company has resolved to recommend to Company’s shareholders approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Requisite Shareholder Approval”).  This Agreement has been duly and validly executed and delivered by Company.  Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies, general principles of equity, regardless of whether considered in a proceeding in equity or at law, and choice of law or forum.

(b)           Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or the articles of association or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.4           Consents and Approvals.  Except for (a) the filing of any required applications, filings or notices with the Office of the Comptroller of the Currency (the “OCC”), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina pursuant to the BCA, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on the NASDAQ Global Market (the “NASDAQ”) and (g) the filing of any required applications, filings or notices with the South Carolina State Board of Financial Institutions (the “State Board”), and approval of or non-objection to such applications, filings and notices,, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  The only material third-party consents necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 3.4 of the Disclosure Schedule.

3.5           Reports.

(a)           Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2008 with (a) the Board of Governors of the Federal Reserve System (the “Federal Reserve”), (b) the OCC and (c) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (e), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2008, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.  Any such Report regarding Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)           Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2008 (the “Company SEC Documents”). Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

3.6           Financial Statements.

(a)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)           Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Company and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(c)           Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Company required under the Exchange Act with respect to such reports. Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Company’s auditors and the audit committee of the board of directors of Company and on Section 3.6(c) of the Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(d)           Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries. Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.

3.7           Undisclosed Liabilities.  The audited consolidated balance sheet of Company dated as of December 31, 2010 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Balance Sheet.” Neither the Company nor any of its Subsidiaries has any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on December 31, 2010, other than liabilities that (i) are reflected or recorded on the Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

3.8           Absence of Certain Changes or Events.  Since December 31, 2010, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Company will not have taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.2, and (c) there has not been any Material Adverse Effect.

3.9           Legal Proceedings.  Except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries.  There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

3.10         Taxes and Tax Returns.

(a)           Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns).  Through the date hereof, Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on their financial statements.  Company and each of its Subsidiaries has made adequate provision on the consolidated balance sheet of Company dated as of September 30, 2011 contained in the Company SEC Documents for all accrued Taxes not yet due and payable.

(b)           No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c)           No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d)           There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Company or any of its Subsidiaries.

(e)           There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company and any of its Subsidiaries, which waiver or extension is in effect.

(f)            All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity.  Company and each of its Subsidiaries have complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g)           Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h)           Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i)            Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(j)            Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k)           Since January 1, 2008, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).

(l)            Neither Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(m)          Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(n)           No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

(o)           Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11         Employee Benefit Plans.

(a)           Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b)           Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable):  (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS concerning such Company Benefit Plans, (vii) all amendments, modifications or material supplements to any

Company Benefit Plan, and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan.  Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

(c)           Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d)           All contributions required to be made to any Company Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(e)           Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A)  complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS.  No compensation payable by the Company or any Subsidiary has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code.  No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(f)            Section 3.11(f) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(g)           No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of its Subsidiaries or ERISA Affiliates in the past maintained an employee benefit plan subject to Title IV of ERISA.

(h)           (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(i)            Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.  Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(j)            Except for the individual amounts (listed by employee or director) set forth on Section 3.11(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(k)           There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing.  Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(l)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company

Benefit Plans that could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the PBGC, the United States Department of the Treasury, the United States Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.  No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to Company’s Knowledge, threatened.

(m)          Each of Company and its Subsidiaries are, and have been at all relevant times, in compliance with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively, “EESA”).  Each Company employee who is subject to the limitations imposed under EESA has executed a waiver of claims against Company and its Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.

3.12         Labor Matters.  There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority.  There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

3.13         Compliance with Applicable Law.

(a)           Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, taken as a whole, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries, taken as a whole.

(b)           Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)           Company and each Company Subsidiary is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Company’s or such Subsidiary’s primary federal bank regulator) and the rating of each Company Subsidiary under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Neither Company nor any Company Subsidiary has been informed that its status as “well-capitalized” or, in the case of each Company Subsidiary, “satisfactory” for CRA purposes will change within one year.

3.14         Material Contracts.

(a)           Neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a “Material Contract”):

(i)            any contract or agreement entered into since January 1, 2009 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)           any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)          any contract or agreement limiting (or purporting to limit) the freedom of Company or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)          any contract or agreement with any Affiliate of Company or any of its  Subsidiaries;

(v)           any agreement of guarantee, support or indemnification by Company or any of its Subsidiaries, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi)          any agreement which would be terminable other than by Company or any of its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vii)         any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

(viii)        any employment agreement with any employee or officer of Company or any of its Subsidiaries;

(ix)           any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(x)            any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xi)           any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xii)          any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $10,000;

(xiii)         any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by Company or any of its Subsidiaries in excess of $10,000; and

(xiv)        any contract not listed above that is material to the financial condition, results of operations or business of Company or any of its Subsidiaries.

(b)           Company and each of its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of Company) to be in default in respect of, each Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries.  Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company and its Subsidiaries.  True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

3.15         Agreements with Regulatory Agencies.  Other than the Formal Agreement, dated October 15, 2008, between the Bank of Anderson, N.A. and the OCC, and the Formal Agreement, dated August 16, 2010, between The Peoples National Bank and the OCC (each, a “Formal Agreement” and, together, the “Formal Agreements”), or as otherwise set forth in Section 3.15 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the Formal Agreements and any other such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Disclosure Schedule, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

3.16         Investment Securities.

(a)           Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries, taken as a whole.  Such securities are valued on the books of Company and each of its Subsidiaries in accordance with GAAP.

(b)           Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Company each such Subsidiary believes are prudent and reasonable in the context of such businesses.

3.17         Derivative Instruments.  Neither Company nor any of its Subsidiaries has engaged in or been party to any Derivative Transactions.  As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18         Environmental Liability.

(a)           Each of Company and its Subsidiaries, and, to Company’s Knowledge (except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company), any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (all such laws “Environmental Laws”).

(b)           There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.

(c)           Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company, to the Knowledge of Company, during or prior to the period of (i) Company’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Company’s or any of its Subsidiaries’ participation in the management of any property or (iii) Company’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(d)           Company and each of its Subsidiaries is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2008 assessing the presence of hazardous materials located on any property owned or leased by Company or any of its Subsidiaries that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19         Insurance.  Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries.  Company has previously delivered to Parent a true and complete list of all insurance policies applicable and available to Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or any of its Subsidiaries (the “Company Policies”) and has provided true and complete copies of all such Company Policies to Parent.  Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.  Each Company Policy is in full force and effect and all premiums payable by Company or any of its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable.  Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

3.20         Title to Property.

(a)           Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

(b)           Except as would not be material to Company, Company or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, “Permitted

Encumbrances”), and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.  Since December 31, 2010, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to Company’s Knowledge, is the subject of a pending or contemplated taking which has not been consummated).  All of the land, buildings, structures, plants, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company’s or such Subsidiary’s business, other than those items that comprise part of the Owned Real Property, are included in the Leased Premises.

(c)           Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.  All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Company’s business.  Company and its Subsidiaries do not use in their businesses any material real property other than the Owned Real Property and the Leased Premises.

(d)           Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e)           Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Company and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(f)            Except as would not be material to Company, (i) Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Company or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

3.21         Intellectual Property.

(a)           Company and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and any of its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and any of its Subsidiaries.

(b)           Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property.  Neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or, except as set forth on Section 3.21(b) of the Disclosure Schedule, permits third parties to use any Company Intellectual Property rights.  Except as set forth on Section 3.21(b) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

(c)           Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

(d)           For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with:  all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

3.22         Broker’s Fees.  Neither Company nor any Company Affiliate has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except for Scott & Stringfellow, LLC, pursuant to an agreement a copy of which has been previously provided to Parent.

3.23         No Investment Adviser.  Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.24         Loans.

(a)           Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Company or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)           The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof (the “Loan Tape”), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of November 30, 2011.

(c)           (i) Section 3.24(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)           Each Loan payable to Company or any of its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(e)           Each outstanding Loan (including Loans held for resale to investors) payable to Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary), and during the period of time in which such Loan was originated, held or serviced by Company or any of its Subsidiaries, the relevant Loan Documentation was being maintained, in all material respects in accordance with Company’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)            With respect to each Loan payable to Company or any of its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)           Except as set forth in Section 3.24(g) of the Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h)           Company’s allowance for loan losses is, and has been since January 1, 2008, in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i)            Section 3.24(i) of the Disclosure Schedule identifies each Loan payable to Company or any of its Subsidiaries that (i) as of November 30, 2011 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import.  For each Loan identified in response to clause (i) or (ii) above, Section 3.24(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of November 30, 2011.

3.25         Related Party Transactions.

(a)           Section 3.25(a) of the Disclosure Schedule identifies all agreements or arrangements between Company or any of its Subsidiaries, on the one hand, and any shareholder (which to Company’s Knowledge beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to Company’s Knowledge beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand.  No relationship, direct or indirect, exists between or among Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of Company or any of its Affiliates, on the other hand, that would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act.  As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(b)           No shareholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

3.26         Takeover Laws.  The adoption and approval by the board of directors of Company of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law, and, to the extent applicable, the provisions of Article Eleventh of the Company Articles of Incorporation.

3.27         Approvals.  As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.28         Company Information.  None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Company in this Section

3.28 with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  If at any time prior to the Effective Time any event should be discovered by Company or any of its Subsidiaries which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Company shall promptly so inform Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent hereby represents and warrants to Company as follows:

4.1           Corporate Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  True and complete copies of the articles of incorporation and bylaws of Parent, as in effect as of the date of this Agreement, have previously been delivered by Parent to Company.  Parent is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

4.2           Capitalization.  The authorized capital stock of Parent consists of (a) 40,000,000 shares of Parent Common Stock, of which, as of September 30, 2011 (the “Parent Capitalization Date”), 14,004,372 shares were issued and outstanding and (b) 10,000,000 shares of preferred stock, par value $0.01 per share, of Parent, none of which were issued and outstanding as of the Parent Capitalization Date.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  As of the Parent Capitalization Date, there were 394,497 shares of Parent Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Parent’s equity compensation plans (the “Parent Options”).  As of the Date of this Agreement, no shares of Parent Common Stock had been issued since the Parent Capitalization Date other than upon exercise of Parent Options or pursuant to Parent’s equity compensation plans and, except pursuant to (i) this Agreement, (ii) the Parent Options and (iii) Parent’s equity compensation plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  As of the Parent Capitalization Date, no Voting Debt of Parent is issued or outstanding.  The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3           Authority; No Violation.

(a)           Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent.  No other corporate proceedings (including any approvals of Parent’s stockholders) on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent.  Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies, general principles of equity, regardless of whether considered in a proceeding in equity or at law, and choice of law or forum.

(b)           Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect.

4.4           Consents and Approvals.  Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina pursuant to the BCA, (d)  the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on the NASDAQ and (g) the filing of any required applications, filings or notices with the State Board, and approval of or non-objection to such applications, filings and notices, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5           Legal Proceedings.

(a)           Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           There is no injunction, order, judgment or decree imposed upon Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.6           Absence of Certain Changes.  Since December 31, 2010, there has not been a Parent Material Adverse Effect.

4.7           Reports.

(a)           Parent and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2008 with the Regulatory Agencies, and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2008, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.

(b)           Parent has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2008 (the “Parent SEC Reports”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”), applicable to such Parent SEC Reports. None of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.8           Financial Statements.

(a)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)           Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Parent, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on the Parent’s financial statements.

(c)           Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of board of directors of Parent and on Section 4.8(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate in all material respects, (ii) neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries and (iii) Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act.

(e)                                  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements.

4.9                                 Compliance with Applicable Law.  Parent and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or the aggregate, have a Parent Material Adverse Effect, and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations would not reasonably be expected to, individually or the aggregate, have a Parent Material Adverse Effect.

4.10                           Tax Matters.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.11                           Broker’s Fees.  Except for Keefe, Bruyette & Woods, Inc., neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.12                           Parent Information.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Parent in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by Parent which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Parent shall promptly so inform Company.

4.13                           Approvals.  As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                                 Conduct of Business of Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2                                 Forbearances of Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent:

(a)                                  (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, short-term Federal Home Loan Bank borrowings, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

(b)                                 (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest (except for the redemption of Company Series T Preferred Stock and Company Series W Preferred Stock, in each case in accordance with Section 6.10), (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue, except upon the exercise of Company Stock Options or the vesting of Company Restricted Shares, in each case outstanding as of the date hereof, or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)                                  sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to paragraph (l) of this Section 5.2, sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company, (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule, or (iii) sales of other real estate owned in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(d)                                 (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

(e)                                  grant any Company Options, Company Restricted Shares, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of the Company Common Stock under any Company Stock Plan or otherwise, or grant any Person any right to acquire any shares of its capital stock;

(f)                                    except as required under applicable Law, the terms of any Company Benefit Plan existing as of the date hereof or to continue the coverage (in increments of no longer than one (1) year) of the expiring insurance policies set forth on Section 5.2(f) of the Disclosure Schedule on substantially the same terms and conditions as the applicable expiring policy (i) enter into, adopt or terminate, or agree to enter into, adopt or terminate, any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any increase in cost, (iii) increase or agree to increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans or (viii) hire, transfer, promote or terminate the employment of any employee of Company or any of its Subsidiaries who has a target annual compensation of $50,000 or more;

(g)                                 (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $25,000 individually or $50,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(h)                                 pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to paragraph 5.2(g), in the ordinary course of business and consistent with past practice;

(i)                                     (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by Elliott Davis LLC, its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(j)                                     make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(k)                                  adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

(l)                                     (i) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (ii) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or (iii) without previously notifying and consulting with Parent (through Parent’s Treasurer or such other representative as may be designated by Parent), purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than fifteen (15) years for Company’s own account or any Company Subsidiary’s own account;

(m)                               enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a)(iii), (iv), (vi), (vii), (ix) or (x) or that calls for aggregate annual payments of $10,000 or more;

(n)                                 except as may be required by a Regulatory Agency, change in any material respect the credit policies and collateral eligibility requirements and standards of Company;

(o)                                 fail to use reasonable best efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;

(p)                                 except as required by applicable law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(q)                                 permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

(r)                                    make, or commit to make, any capital expenditures in excess of $25,000 in the aggregate, other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(r) of the Disclosure Schedule;

(s)                                  without previously notifying and consulting with Parent (through Parent’s Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule, for any Loan relationship having total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $500,000, or amend, renew, restructure or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $500,000;

(t)                                    take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(u)                                 take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(v)                                 agree to, or make any commitment to, take, or adopt any resolutions of board of directors of the Company in support of, any of the actions prohibited by this Section 5.2.

5.3                                 Covenants of Parent.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule or as expressly required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Company:

(a)                                  except for the designations of the Parent Series A Preferred Stock and the Parent Series B Preferred Stock, amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or that would materially impede Parent’s ability to consummate the transactions contemplated by this Agreement;

(b)                                 take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(c)                                  take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)                                 agree to or make any commitment to, take, or adopt any resolutions of board of directors of Parent in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                                 Regulatory Matters.

(a)                                  Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger simultaneously with the Effective Time and to continue any contract or agreement of Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Regulatory Approvals”).  The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.  Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and Company and its Subsidiaries shall not be permitted (without Parent’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Company or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Parent and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, in each case measured on a scale relative to Company and its

Subsidiaries taken as a whole (including, for the avoidance of doubt, any determination by an Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein, including simultaneously with the Effective Time, or that either of the Formal Agreements will not terminate and be of no further force and effect (and without on-going conditions or restrictions) as of and following the consummation of the Bank Merger, a “Materially Burdensome Regulatory Condition”); provided that, if requested by Parent, then Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only in the event the Closing occurs.

(b)                                 Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c)                                  Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.   Without limiting the generality of the foregoing, subject to applicable Law, Company shall (i) promptly furnish Parent with copies of notices or other communications received by Company or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide Parent a reasonable opportunity to review in advance, and accept the reasonable comments of Parent in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Entity, and (iii) consider in good faith Parent’s views with respect to, and confer in good faith with Parent to resolve, any disagreement as to strategy with respect to any communication by Company or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement.  Company shall not, and shall cause its Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Parent in advance and, to the extent not prohibited by applicable Law, gives Parent the opportunity to attend and participate.  Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

6.2                                 Access to Information.

(a)                                  Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries.

(b)                                 Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3                                 SEC Filings and Shareholder Approval.

(a)                                  Company and Parent shall as promptly as practicable prepare and file with the SEC a proxy statement/prospectus relating to the Company Shareholders Meeting (the “Proxy Statement”). Company and Parent shall as promptly as practicable prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and Parent and Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing.  The Proxy Statement, and any amendment or supplement thereto, shall include the Company Board Recommendation.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.  If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of Company.

(b)                                 Company shall take all action necessary in accordance with the BCA and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholders Meeting”).  The board of directors of Company shall (x) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “Company Board Recommendation”), (y) include the Company Board Recommendation in the Proxy Statement and (z) use its reasonable best efforts to obtain the Requisite Shareholder Approval.  Company agrees that it has an unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders Meeting.

6.4                                 Public Disclosure.  Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company.  Thereafter, Company and Parent will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law.  In addition, Company shall not issue any such press release or such other statement or comment without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

6.5                                 Employee Benefit Matters.

(a)                                  Subject to Section 6.5(c), from the Closing Date through the first anniversary thereof (the “Continuation Period”), Parent shall maintain or cause to be maintained life insurance, accidental death and disability and medical benefit plans for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date and continue to be actively employed after the Effective Time (“Covered Employees”) that provide life insurance, accidental death and disability and medical benefits (while a Covered Employee is employed during the Continuation Period) that, in the aggregate, are substantially comparable to the life insurance, accidental death and disability and medical benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided that until such time as Parent shall cause Covered Employees to participate in the life insurance, accidental death and disability and medical benefit plans that are made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in life insurance, accidental death and disability and medical benefit plans of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Parent plans may commence at different times).  For the avoidance of doubt, during the Continuation Period, each Covered Employee shall, subject to meeting the applicable eligibility requirements, be eligible to receive benefits upon qualifying terminations of employment that are consistent with the terms of Parent’s Salary Continuation Policy; provided, however, that any Covered Employees who are eligible to receive severance benefits pursuant to an individual arrangement shall not be eligible to receive severance benefits under Parent’s Salary Continuation Policy.

(b)                                 To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan and (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any health care plan of Parent or any of its

Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c)           Without limiting the generality of Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

6.6           Additional Agreements.  Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Company or a Company Subsidiary (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles of Incorporation or Company Bylaws to the extent permitted by applicable Law.  Parent shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

(b)           Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any Claim, shall promptly notify Parent thereof.  In the event of any such Claim (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)           Parent shall use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company’s existing directors’ and officers’ liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 250% of the annual premium payments on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.  In lieu of the foregoing, Parent may obtain on or prior to the Effective Time, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 6.7(c).

(d)           The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

6.8           Exchange Listing.  Parent shall use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Company Common Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

6.9           No Solicitation.

(a)           Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that if Company is not otherwise in violation of this Section 6.9, nothing in this Agreement shall prevent the Company Board of Directors from, pursuant to a customary confidentiality agreement that contains provisions that are no less favorable to Company than those contained in the Confidentiality Agreement,  providing information to, and engaging in such negotiations or discussions with, a person who shall have made from and after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal, with respect to such Acquisition Proposal, directly or through representatives, if the Company Board of Directors, after consulting with and considering the advice of its outside financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be a violation of its fiduciary duties under South Carolina law.

(b)           As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates, directly or indirectly, acquires or would acquire more than twenty (20) percent of the outstanding shares of Company Common Stock or outstanding voting power of the Company, or more than twenty (20) percent of the outstanding shares or voting power of any other series or class of capital stock of the Company that would be entitled to a class or series vote with respect to the Merger, whether from Company, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company (other than the Merger), (iii) any transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of

Company or any of its Subsidiaries representing more than twenty (20) percent of the fair market value of all the assets, deposits, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least eighty (80) percent of each of the outstanding shares of Company Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

(c)           Company shall notify Parent promptly (but in no event later than twenty four (24) hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to Company’s Knowledge may be considering making, an Acquisition Proposal.  Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal.  Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(d)           Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Acquisition Proposal or Alternative Transaction within the twelve (12) months prior to the date hereof promptly to return or destroy such information.  Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(e)           Nothing contained in this Agreement shall prohibit the board of directors of Company from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than solely a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to

Parent unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.

6.10         Redemption of Preferred Stock Held By U.S. Treasury.  At the request of Parent, Company shall use its reasonable best efforts to cause or facilitate the repurchase or redemption by Parent or one of its Subsidiaries of all (or such portion as Parent may designate) of the issued and outstanding shares of Company Series T Preferred Stock and Company Series W Preferred Stock from the United States Department of the Treasury or other holders thereof concurrently with or immediately after the consummation of the Merger.  In furtherance of the foregoing, Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Parent in connection with such repurchase or redemption, including by (i) furnishing all information concerning Company and its Subsidiaries that Parent or any applicable Governmental Entity may request in connection with such repurchase or redemption or with respect to the effects of such purchase on Parent or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Parent deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among Company, Parent and such holder) to effect the repurchase or redemption of such shares as Parent may reasonably request (provided that neither Company nor any of its Subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Merger).  Prior to and at the Closing, Parent shall take such actions as may be required for Closing in connection with the Company Series T Preferred Stock and Company Series W Preferred Stock.

ARTICLE VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

(b)           Regulatory Approvals.  All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(c)           No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)           Exchange Listing.  The shares of Parent Common Stock to be issued as part of the Merger Consideration upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(e)           Form S-4.  Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

7.2           Conditions to Obligations of Parent.  The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of Company set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.8(c) and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officer’s Certificate.  Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)           Bank Merger and Termination of Formal Agreements.  The Bank Merger shall have been consummated, and each of the Formal Agreements shall have terminated and be of no further force and effect (and without on-going conditions or restrictions), in each case either immediately prior to or substantially simultaneously with the Merger.

(e)           Opinion of Tax Counsel.  Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of Parent, Company, and any subsidiary of either.

7.3           Conditions to Obligations of Company.  The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officer’s Certificate.  Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)           Opinion of Tax Counsel.  Company shall have received an opinion from Haynsworth Sinkler Boyd, P.A., special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Haynsworth Sinkler Boyd, P.A. may require and rely upon representations contained in letters from each of Parent, Company, and any subsidiary of either.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

(a)           by mutual written consent of Company and Parent;

(b)           by either Company or Parent, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c)           by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)           by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

(e)           by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period;

(f)            by Parent, if Company has (i) failed to make the Company Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Parent, (ii) failed to comply in all material respects with its obligations under Section 6.3(b) and 6.9 or (iii) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, fail to promptly recommend rejection of), an Alternative Transaction or Acquisition Proposal involving Company; or

(g)           by Parent, if the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting.

8.2           Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3                                 Termination Fee.

(a)                                  In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Company, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or Company pursuant to Sections 8.1(b) (if the Requisite Shareholder Approval has not theretofore been obtained), (B) by Parent pursuant to Section 8.1(e) or (C) by Parent pursuant to Section 8.1(g) and (iii) prior to the date that is eighteen (18) months after the date of such termination Company consummates an Alternative Transaction  or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then Company shall on the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay Parent a fee equal to $1,500,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)                                 In the event this Agreement is terminated by Parent pursuant to Section 8.1(f), then Company shall, on the date of termination, pay Parent the Termination Fee by wire transfer of immediately available funds.

(c)                                  Reserved.

(d)                                 Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the fee set forth in this Section 8.3, Company shall pay to Parent its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points.

8.4                                 Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

8.5                                 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

9.1                                 No Survival of Representations and Warranties and Agreements.  None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

9.2                                 Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3                                 Notices.  All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Company, to:

Peoples Bancorporation, Inc.

1818 East Main Street

Easley, South Carolina  29640

Attention:                      L. Andrew Westbrook, III

Fax:                                                     (864) 859-1611

with a copy to:

Haynsworth Sinkler Boyd, P.A.

1201 Main Street, 22nd Floor

Columbia, South Carolina  29201

Attention:                      George S. King, Jr., Esq.

Fax:                                                     (803) 765-1243

(b)                                 if to Parent, to:

SCBT Financial Corporation

520 Gervais Street

Columbia, South Carolina  29201

Attention:                      John C. Pollok

Fax:                                                     (803) 531-0524

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York  10019

Attention:                      Matthew M. Guest, Esq.

Fax:                                                     (212) 403-2000

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

9.4                                 Interpretation.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement.  This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable law.

9.5                                 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6                                 Entire Agreement.  This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7                                 Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)                                  This Agreement shall be governed and construed in accordance with the Laws of the State of South Carolina applicable to agreements made and to be performed entirely within such state.

(b)                                 Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of South Carolina, and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such South Carolina courts, (ii) waives any objection to laying venue in any such action or proceeding in the South Carolina courts, (iii) waives any objection that the South Carolina courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

(c)                                  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that:  (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8                                 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.9                                 Additional Definitions.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Columbia, South Carolina are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Company Stock Plan” shall mean the Company’s 1993 Incentive Stock Option Plan, 1997 Non-Employee Directors Stock Option Plan, 2004 Stock Option Plan, 2007 Non-Employee Directors Stock Option Plan and 2011 Company Restricted Stock Plan.

“Confidentiality Agreement” shall mean that certain letter agreement dated as of December 6, 2011, by and between Company and Parent (as it may be amended from time to time).

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“End Date” shall mean the date that is the nine (9) month anniversary of the date hereof.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Knowledge” with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Material Adverse Effect” shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) any valuation allowance required by GAAP or applicable Law in respect of the deferred tax asset of Company reflected in the unaudited consolidated balance sheet of Company and its Subsidiaries, dated as of September 30, 2011, included in the Company SEC Documents, but not including any underlying causes thereof; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Company and its Subsidiaries operate.

“Parent Material Adverse Effect” shall mean, with respect to Parent any event, development, change or effect that prevents, or would be reasonably likely to prevent, Parent from consummating the transactions contemplated hereby.

“Parent Share Value” shall mean the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Parent Common Stock on the NASDAQ (based on “regular way” trading on the NASDAQ only), for the consecutive period of ten (10) trading days immediately preceding (but not including) the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.”

“party” or “parties” shall mean Company and Parent.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

9.10                           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11                           Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may revise the structure of the Merger and/or the Bank Merger or otherwise revise the method of effecting the Merger and/or the Bank Merger and related transactions, provided that (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (c) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof.  This Agreement and any related documents will be appropriately amended in order to reflect any revised structure or method as contemplated by this Section 9.11.

9.12                           Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SCBT FINANCIAL CORPORATION

By:	/s/ John Pollok
Name: John Pollok
Title: Chief Operations Officer

PEOPLES BANCORPORATION, INC.

By:	/s/ L. Andrew Westbrook, III
Name: L. Andrew Westbrook, III
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Schedule A

Shareholders Executing Voting and Support Agreements

Name of Shareholder	Number of Shares Owned	Ownership Percentage
Robert E. Dye, Jr.	261,936	3.73%
R. Riggie Ridgeway	104,003	1.48%
Eugene W. Merritt, Jr.	28,235	0.40%
George Weston Nalley	27,789	0.40%
Charles E. Dalton	36,144	0.51%
D. Gray Suggs	1,803	0.03%
E. Smyth McKissick, III	161,311	2.30%
L. Andrew Westbrook, III	25,305	0.36%
Timothy J. Reed FLP	5,250	0.07%
Paul C. Aughtry, III	43,011	0.61%
George B. Nalley, Jr.	87,914	1.25%
William B. West	20,738	0.30%
William R. Rowan	14,222	0.20%
W. Rutledge Galloway	106,592	1.52%
Alexander C. Dye	209,855	2.99%

Exhibit A

Form of Voting and Support Agreement

[See Attached]